Exhibit 10.6

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBITÛECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE ANDÜONFIDENTIAL.

Bloom HoldCo LLC

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is made and entered into as of May 11, 2023 (the “Commencement Date”) by and between Bloom HoldCo LLC, a Delaware limited liability company (the “Company”), and Flatiron Collective, Inc., a Delaware corporation (the “Consultant”). The Consultant’s Services contemplated under this Agreement shall be performed by Ryan Faber, an individual residing in the State of Connecticut (“Service Provider”). The Company and the Consultant may each be referred to herein as a “party,” or together, the “parties.”

1. Services and Compensation.

(a) Consultant, through the Service Provider, will perform the services and deliver the required reports and other deliverables (the “Services”) described in a Services Supplement substantially in the form attached as Exhibit A (each a “Services Supplement”). Consultant agrees to complete the Services in accordance with the schedule set forth in the Services Supplement and to devote such time to the Services as may be set forth in the Services Supplement. Consultant acknowledges that time is of the essence in the performance of the Services. Consultant agrees to promptly notify the Company if, at any time, it appears Consultant will not be able to complete the Services on schedule for any reason.

(b) Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services hereunder and, as requested by the Company, prepare written reports with respect thereto. The time required in the preparation of such written reports shall be considered time devoted to the performance of Services.

(c) The Company agrees to pay Consultant the compensation set forth in the Services Supplement as sole compensation for the performance of the Services, which compensation shall include reimbursement for actual, documented out-of-pocket expenses incurred by Consultant in furtherance of the performance of the Services to the extent provided in the Services Supplement. At the Company’s request, Consultant will provide copies of such supporting documentation as may be reasonably appropriate for the Company or its accountants to confirm the nature and amount of any such expenses. Consultant acknowledges that he is not eligible to participate in any of the Company’s employee benefit plans or perquisites which may be in place from time to time, and Consultant further disclaims any intention or right to participate in any such plans or perquisites even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee.

2. Consultant’s Representations, Warranties and Covenants. Consultant represents and warrants to the Company that (a) Consultant has the full power and authority to enter into this Agreement and perform Consultant’s obligations hereunder, (b) Consultant is qualified to perform the Services and available to perform the Services in a timely and responsive manner, (c) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party, and (d) the Services to be performed under this Agreement and the results thereof (including without limitation any deliverables) will be the original work of Consultant, free and clear of any claims or encumbrances of any kind, and will not infringe any intellectual property or proprietary right or misappropriate a trade secret of any person or entity. Consultant covenants that only Consultant will provide the Services and the Services shall be performed in compliance with all applicable laws, rules and regulations. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest.

3. Term and Termination. This Agreement will commence on the Commencement Date and will continue until the termination of this Agreement as provided below. Either party may terminate this Agreement upon giving fifteen (15) days prior written notice thereof to the other party. The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Upon termination of this Agreement for any reason, Consultant will immediately deliver to the Company all deliverables (including work-in-process) Consultant has developed pursuant to this Agreement and any Services Supplement.

4. Survival. The following Sections shall survive termination or expiration of this Agreement: 2 through 9, and 12 through 17.

5. Assignment. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder without the prior written consent of the Company. The Company may assign this Agreement or any or all of its rights or obligations hereunder without Consultant’s consent to any affiliate or to any other third party by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Any attempted assignment, delegation or transfer by a party hereto in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns. Notwithstanding the foregoing, the parties agree that the Services contemplated by Agreement, and the Services Supplement (as may be amended from time to time), shall be performed by the Service Provider on behalf of the Consultant.

6. Independent Contractor; No Agency.

(a) Consultant, through the Service Provider, shall perform the Services hereunder as an independent contractor and nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. While Consultant will receive instruction on the objects and goals for which he is responsible, the Company has no right to control the manner in which Consultant performs Services under this Agreement and Consultant is free to perform Services in the manner Consultant deems fit and in accordance with recognized standards for such services. Except insofar as it would preclude Consultant from providing the Services under this Agreement or otherwise violate Consultant’s obligations under this Agreement, Consultant is free to perform services for any other person.

(b) Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to, and acknowledges Consultant’s obligation to, pay all self-employment and other taxes thereon and acknowledges that Consultant will not be eligible for any employee benefits (nor does Consultant desire any of them) and expressly waives any entitlement to such benefits. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

7. Confidentiality.

(a) As used herein, “Confidential Information” means all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs, which the Company has not released to the general public. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (i) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (iv) operational and technological information, including plans, specifications, manuals, forms, templates, procedures, discoveries, inventions, modifications, improvements, designs, developments, methods, ideas, concepts, prototypes, processes, software, algorithms, databases, computer programs, formulas, techniques, know-how and trade secrets; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

(b) Consultant will not, at any time, without the Company’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession or control upon the earlier of a request by the Company or termination of this Agreement for any reason. In the event that Consultant is required by law to make any disclosure of any of the Confidential Information of the Company, by subpoena, judicial or administrative order or otherwise, Consultant shall first give written notice of such requirement to the Company, and shall permit the Company to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Company in seeking to obtain such protection.

(c) Consultant will not, without the Company’s prior written approval, directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with the Company.

(d) Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. Consultant agrees to be bound by the terms of such agreements in the event Consultant has access to such Confidential Information.

8. Assignment of Intellectual Property Rights.

a. General. Consultant agrees to assign, and hereby does assign, to the Company all of Consultant’s rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by Consultant during the period for which Consultant provides the Services to the Company or any of its affiliates or which arise out of any activity conducted by or for the Company or any of its affiliates (whether or not conducted at the Company’s or any of its affiliates’ facilities, working hours or using any of the Company’s or its affiliates’ assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). Consultant will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company. All Assigned Inventions shall be considered “works made for hire” to the extent possible under applicable law.

b. Assurances. Consultant hereby agrees during the duration of Consultant's service with the Company and thereafter to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing. Should the Company be unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any such Assigned Inventions, due to Consultant's incapacity or any other cause, Consultant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Consultant's agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by Consultant.

c. Other Inventions. Consultant agrees to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by Consultant (alone or with others) prior to or independently of Consultant's service with the Company or its affiliates (collectively, “Prior Inventions”) in any work Consultant performs for the Company or its affiliates, without the Company’s prior written consent. Notwithstanding the foregoing, if (i) Consultant uses or discloses any Prior Inventions when acting within the scope of Consultant's employment or service (or otherwise on behalf of the Company or its affiliates), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Prior Inventions, Consultant hereby grants and agrees to grant to the Company and all its affiliates a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to reproduce, make derivative works of, distribute, publicly perform, publicly display, make, have made, use, sell, import, offer for sale, and otherwise exploit and exercise all such Prior Inventions and Intellectual Property Rights therein.

d. Moral Rights. To the extent allowed by applicable law, the terms of this Section 8 shall include all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral right, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratification, consent or agreement from time to time as requested by the Company.

e. Definitions. “Company Interest” means any business of the Company and its affiliates or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company or its affiliates. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

9. Non-Solicitation.

(a) In view of Consultant’s access to the Company’s trade secrets, Confidential Information, proprietary know-how, and knowledge of the Company resulting from Consultant’s relationship with the Company hereunder, Consultant agrees that during the term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement for any reason (the “Restricted Period”), Consultant will not, directly or indirectly, in any manner, other than for the benefit of the Company: (i) call upon, solicit, divert or take away any of the business, customers, prospective customers or suppliers of the Company or its affiliates; or (ii) solicit, entice or attempt to persuade any other consultant or any employee of the Company or its affiliates to leave the services of the Company or its affiliates for any reason.

(b) Consultant acknowledges and agrees that if Consultant violates any of the provisions of this Section 9, the running of the Restricted Period will be extended by the time during which Consultant engages in such violation(s).

(c) Consultant agrees that the restrictions imposed by the provisions of this Section 9 are fair and reasonable and are reasonably required for the protection of the Company. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court of competent jurisdiction would enforce, the parties agree that the areas and time period shall be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court shall be convened.

10. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect.

11. Amendment. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

12. Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

13. Governing Law and Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its principles of conflict of laws. Consultant hereby agrees to consent to personal jurisdiction of the state and federal courts situated within the State of Delaware for purposes of enforcing this Agreement and waives any objection that Consultant might have to personal jurisdiction or venue in those courts.

14. DAMAGES; FORCE MAJEURE. EXCEPT FOR LIABILITY ARISING FROM CONSULTANT’S BREACH OF THE OBLIGATION’S AGREEMENT, NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM A BREACH OR FAILURE UNDER THIS AGREEMENT.

15. Notices. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, to either party at the address of such party set forth on the signature page hereto or such other address as shall have been designated by written notice by such party to the other party.

16. No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

17. Interpretation. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Contract. In addition, each party had been represented by experienced and knowledgeable independent legal counsel of their own choosing or has knowingly declined to seek such counsel despite being encouraged and given the opportunity to do so. Each party further acknowledges that they have not been influenced to any extent whatsoever in executing this Agreement by any other party hereto or by any person representing them, or both. Accordingly, any rule or law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

18. Counterparts. This Agreement may be signed in counterparts.

[Signature Page Follows]

The parties have each executed this Independent Contractor Agreement as of the date first set forth above.

FLATIRON COLLECTIVE, INC.		BLOOM HOLDCO LLC

/s/ Ryan Farber
		By:	/s/ Steven P. Mullins
Print:	Ryan D. Farber

Address for Notice:
Address for Notice:
[***]
[***]
[***]
[***]
[***]
[***]

EXHIBIT A

Services Supplement

To

Independent Contractor Agreement

This Services Supplement is subject to, and governed by, the Independent Contractor Agreement, dated May 11, 2023 (the “Agreement”), between Bloom HoldCo LLC, a Delaware limited liability company (the “Company”) and Flatiron Collective, Inc., a Delaware corporation (“Consultant”) and incorporated in its entirety therein. This Services Supplement sets forth a description of the services to be performed by Consultant (the “Services”) and the deliverables, time commitment and fees in connection with the Services. The Consultant’s Services contemplated under the Agreement shall be performed by Ryan Faber, an individual residing in the State of Connecticut (“Service Provider”). All capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

1. Services. Consultant will render to the Company the following Services:

●	Consultant will provide services in connection with the office of Chief Executive Officer of the Company;

●	have the duties, responsibilities, functions and authority that are normally associated with such positions; and

●	without additional compensation, serve in a similar capacity for any affiliate of the Company as may be necessary from time to time.

2. Compensation.

The Company shall pay Consultant at the rate of $350,000 per annum, pro-rated for the number of actual days in the term of the Agreement, payable monthly.

Consultant shall be paid an additional $175,000 on December 31, 2023 (or, if such date falls on a weekend or holiday, the next business day) if Consultant is continuing to provide services through such date. Thereafter, Consultant shall be paid an additional $37,500 on the last day of each calendar quarter (or, if such date falls on a weekend or holiday, the next business day) if Consultant is continuing to provide services through such date.

FLATIRON COLLECTIVE, INC.		BLOOM HOLDCO LLC

/s/ Ryan D. Farber		By:	/s/ Steven P. Mullins
Print:	Ryan D. Farber	Name:	Steven P. Mullins
		Title:	Chief Financial Officer

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